UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

MATSON, INC.

(Exact Name of Registrant as Specified in its Charter)

HAWAII (State or Other Jurisdiction of Incorporation)	001-34187 (Commission File Number)	99-0032630 (I.R.S. Employer Identification No.)

1411 Sand Island Parkway Honolulu, Hawaii (Address of Principal Executive Offices)	96819 (Zip Code)

Registrant’s telephone number including area code: (808) 848-1211

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01Completion of Acquisition or Disposition of Assets.

On August 4, 2016 Matson Logistics, Inc. (“Matson Logistics”), a wholly-owned indirect subsidiary of Matson, Inc. (“Matson”), completed the purchase of 100% of the membership interests of Span Intermediate, LLC (“Span Alaska”) pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of July 18, 2016 (the “Purchase Agreement”) by and between Matson Logistics and Span Holdings, LLC (“Holdings”).  At the closing, as defined in the Purchase Agreement, Span Alaska became a wholly-owned subsidiary of Matson Logistics (the “Transaction”).

Matson Logistics purchased the membership interests of Span-Alaska for $197.6 million on a debt free, cash free basis, and subject to working capital and other closing adjustments (the “Purchase Price”) at the Closing.  Holdings will pay all debt and its transaction expenses from the proceeds of the Purchase Price.  Matson financed the transaction from available borrowings under its revolving credit facility.

The foregoing description of the Transaction and the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which was filed as Exhibit 2.1 to Matson’s Current Report on Form 8-K dated July 18, 2016.

Item 8.01. Other Events.

On August 4, 2016, Matson issued a press release announcing the closing of the Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements And Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Press Release, dated August 4, 2016, issued by Matson, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATSON, INC.

/s/ Joel M. Wine
Joel M. Wine
Senior Vice President and Chief Financial Officer

Dated: August 4, 2016